Exhibit 99.1

Vern Clark Nominated as Candidate for Horizon Lines Board of Directors

Horizon Lines, Inc. (NYSE: HRZ) announced today that its Board of Directors has nominated Admiral Vern Clark, U. S. Navy (Retired), as a nominee to replace Mr. Marcel Fournier on the Board of Directors at the next annual meeting. Marcel Fournier has decided not to stand for re-election to the Board of directors at the Company’s next annual meeting. Mr. Fournier, Managing Director of Castle Harlan, Inc. has been a member of Horizon’s Board since July, 2004.

Chuck Raymond, Horizon Lines’ Chairman, CEO and President, said, “Horizon Lines is proud and delighted to be able to draw from the experience and judgment of Admiral Clark and we look forward to Admiral Clark’s serving on our Board. We also thank Mr. Fournier for his guidance while Horizon Lines was owned by Castle Harlan and subsequently transitioned to a fully public company.”

Admiral Clark retired from the Navy in September 2005 following 37 years of distinguished military service. Clark’s Navy experience includes having served over half his career in command starting with a Patrol Gunboat as Lieutenant and concluding in the halls of the Pentagon as the Chief of Naval Operations (CNO) and a member of the Joint Chiefs of Staff. In between he commanded ships, two destroyer squadrons, the Atlantic Fleet’s Anti-Submarine Warfare Training Center, a carrier battle group, the Second Fleet, NATO’s Striking Fleet, and the Atlantic Fleet.

Admiral Clark has received numerous military decorations for his service including four awards of the Defense Distinguished Service Medal, three Navy Distinguished Medals, and three awards of the Legion of Merit. Along with his Navy and Joint awards, he received Distinguished Service Medals from the United States Army and the United States Air Force as well as international awards received from Germany, Italy, France, South Korea, Japan, Portugal, Singapore, and the Netherlands.

Admiral Clark earned his undergraduate degree from Evangel College in Springfield, Missouri, and an MBA from the University of Arkansas. He has since received an Honorary Doctorate in Public Service from the University of Toledo, an Honorary Doctorate of Science from Old Dominion University, and an Honorary Doctorate Degree in Humane Letters from Northwest University.

Admiral Clark is a member of the Board of Directors of Raytheon Company and Rolls Royce North America. He was named visiting professor in the schools of Government and Leadership at Regent University and has also been elected to the Board of Trustees. He is serving on the Defense Policy Board, the advisory boards with @ Monster.com and Whitney, Bradley & Brown, Inc., is a Senior Executive Advisor for Booz Allen Hamilton, and serves on the Executive Committee of Military Ministry.

About Horizon Lines

Horizon Lines, LLC is the nation’s leading Jones Act container shipping and integrated logistics company, operating 16 U.S.-flag vessels on routes linking the continental United States with Alaska, Hawaii, Guam, and Puerto Rico. Horizon Lines also owns Horizon Services Group, an organization with a diversified offering of cargo management and tracking services being marketed to shippers, carriers, and other supply chain participants. Horizon Lines, LLC and Horizon Services Group are wholly-owned subsidiaries of Horizon Lines, Inc., which trades on the New York Stock Exchange under the ticker symbol HRZ.

SOURCE:  Horizon Lines, Inc.

CONTACT: Michael Avara of Horizon Lines, Inc. +1-704-973-7000, or

mavara@horizonlines.com